EXHIBIT 10.2

Certain personal information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K. Omitted information is marked [***].

SCHEDULE 1

FEE LETTER

KARBON-X CORP.

6575 West Loop South, Suite 500

Bellaire, TX 77401

Date: 30 of October 2026 To: SHN Advisory LLC

[***]

Attention: Samuel Hamilton Nelson

Subject: Fee Letter under Clause 7.1 of the Independent Contractor Services Agreement dated 1st of November 2026 (the “Contract”)

Dear Mr. Nelson,

1. Fee Letter. This letter is the Fee Letter referred to in Clause 7.1 of the Contract between Karbon- X Corp. (“KARBON-X”) and SHN Advisory LLC (the “CONTRACTOR”). It has been approved by the Board of Directors of KARBON-X by unanimous written consent dated The 30th of October. Capitalized terms not defined in this letter have the meaning given to them in the Contract.

2. Monthly retainer. The monthly retainer payable to the CONTRACTOR under Clause 7.1 of the Contract is: (a) US$ 22,393.51 per month (US$ 268,722.08 per year); and (b) US$ 25,726.84 per month from the month after KARBON-X first receives, after the Effective Date, aggregate new cash proceeds of at least US$ 2,000,000 from equity, convertible securities or debt with a maturity of more than twelve (12) months. KARBON-X shall confirm the increase in writing within ten (10) Business Days.

3. Payment. The monthly retainer is payable for each month of the Term in which the CONTRACTOR has performed the Services in accordance with the Contract, subject to KARBON-X’s right to dispute amounts in good faith under Clause 7.5. The CONTRACTOR shall invoice it in accordance with Clause 9.1, and KARBON-X shall pay it on the last Business Day of the month to which it relates, in accordance with Clause 7.4, by wire or ACH transfer to the account of the CONTRACTOR stated in Clause 7.2. Payments may be made by Karbon-X USA Corp. as paying agent under Clause 7.3.

4. Entire consideration. The monthly retainer is the entire consideration for the Services and for the Key Individual’s holding of the Office, all taxes included. It is paid to the CONTRACTOR only, and no fee, salary or benefit is payable to the Key Individual personally by KARBON-X or its Affiliates. No performance fee, bonus, commission, allowance, benefit or other amount is payable unless approved by the Board and set out in a written amendment to this letter signed by both Parties. Expenses are reimbursed only in accordance with Clause 10.3.

5. Equity Awards. Equity Awards are held by the Key Individual personally, are governed by Clause 7.8 of the Contract and the Plan, and do not form part of the Fee.

6. Taxes and clawback. The CONTRACTOR is solely responsible for all taxes on the Fee under Clause 10.2. The Fee is subject to Clause 11.13 of the Contract.

7. Term and amendments. This letter applies for the Term and each renewal period. Any change to the Fee requires the approval of the Board and a written amendment signed by both Parties.

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8. Disclosure. KARBON-X may disclose this letter and file it with the Securities and Exchange Commission, as provided in Clause 13.8 of the Contract.

9. Contract. This letter forms part of the Contract and is governed by Clauses 22 and 23 of the Contract. In the event of any conflict as to the amount of the Fee, this letter prevails; in all other respects, the Contract prevails.

Yours faithfully,

KARBON-X CORP.	Accepted and agreed: SHN ADVISORY LLC

/s/ Chad Clovis	/s/ Samuel Hamilton Nelson
By: Chad Clovis	By: Samuel Hamilton Nelson
Chief Executive Officer	Sole Member
Date: 30 of October 2026	Date: 30 of October 2026

Acknowledged by the Key Individual, who confirms that the Fee is paid to the CONTRACTOR only and that he is not entitled to any separate remuneration for holding the Office:

/s/ Samuel Hamilton Nelson
Samuel Hamilton Nelson
Key Individual, in his personal capacity Date: 30 of October 2026

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